Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

For Media and Investors

David Humphrey, Vice President - Investor Relations & Corporate Communications

Arkansas Best Corporation

479-785-6200

dhumphrey@arkbest.com

Kathy Fieweger, Senior Vice President

Edelman

312-240-2848

Kathleen.Fieweger@edelman.com

ABF FREIGHT SYSTEM, INC. FILES LEGAL ACTIONS

AGAINST TEAMSTERS, YRC COMPANIES

•                  ABF SEEKS IMMEDIATE RESOLUTION, FINANCIAL DAMAGES FOR VIOLATIONS OF NATIONAL COLLECTIVE BARGAINING AGREEMENT IN AN AMOUNT ESTIMATED TO BE APPROXIMATELY $750 MILLION

•                  ABF DEMANDS LEVEL PLAYING FIELD CONSISTENT WITH INTENT AND PURPOSE OF NMFA

Ft. Smith, Arkansas, November 1, 2010 — ABF Freight System, Inc. (ABF), the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS) and a leading less-than-truckload transportation company, has filed legal actions today against the International Brotherhood of Teamsters (IBT) and other parties including several YRC Worldwide subsidiaries (Nasdaq: YRCW) for violation of the National Master Freight Agreement (NMFA), the collective bargaining agreement covering most unionized trucking employees in the country.

ABF today filed a grievance under the NMFA and also an accompanying lawsuit, naming as parties the International Brotherhood of Teamsters; the Teamsters National Freight Industry Negotiating Committee; Teamsters Locals 373 (Fort Smith, AR) and 878 (Little Rock, AR), individually and as representatives of a class of all Teamsters Locals that are parties to the NMFA; YRC Inc.; New Penn Motor Express Inc.; USF Holland Inc.; and Trucking Management, Inc.

“It is ABF’s firm belief that the three rounds of concessions granted to YRC — with the latest deal just ratified last week — by the IBT are in violation of the NMFA that has been in effect since April 2008,” said Wesley Kemp, President and Chief Executive Officer, ABF Freight System, Inc. “The NMFA applies equally to every company that signed it and quite simply, with these three amendments, it does not do that. We need a long-term, industry-wide solution that is fair to all NMFA parties. We have the obligation to our employees, to our customers and to Arkansas Best shareholders to enforce our rights under the NMFA and compete on the same playing field with our industry peers.”

The legal actions, filed administratively under the contract and in federal court in Arkansas, explain in detail how the defendants violated the NMFA in 2009 and 2010 by entering into concessionary side agreements with YRC Companies to the exclusion of ABF and other companies signatory to the NMFA. These agreements led to ongoing significant wage and benefit reductions and other economic concessions that were applied only to YRC Companies, and not ABF. The third and latest amendment to the NMFA is expected to “provide further wage, benefit and work rule changes that are expected to generate an average of $350 million in annual savings through the end of the extended agreement,” according to YRC Worldwide Inc.’s 8-K report, filed on September 29.

ABF, with more than 8,000 union employees, asserts in its claims that these concessionary agreements were unlawful, unfair and inconsistent with the plain language, intent and purpose of the NMFA, and that they resulted in a substantial competitive disadvantage for ABF.

ABF, believing that the grievance procedure of the NMFA is fundamentally flawed by reason of conflicts of interest on the part of both labor and employer representatives who normally would be impaneled to hear ABF’s grievance, seeks a legal determination to have the court create an appropriate grievance review committee to hear the grievance and resolve the dispute, or to have the contract amendments benefiting only YRC declared null and void by the court, as required by the NMFA. ABF also seeks financial damages in an amount estimated to be approximately $750 million by the time the NMFA is set to expire on March 31, 2013.

ABF Freight System, Inc. is represented by Littler Mendelson. A full copy of the legal pleadings can be found at www.ABFLegalAction.com.

About ABF Freight System

Established in 1923, ABF is best-in-class for safety, security, technology and freight-handling. InformationWeek, CIO, InfoWorld, and BtoB magazines have cited ABF’s strategic use of information technology as exemplary. ABF is the only six-time winner of the American Trucking Associations President’s Trophy for Safety, the only five-time winner of the Excellence in Security Award, and the only four-time winner of the Excellence in Claims/Loss Prevention Award. ABF also is the only carrier to earn both the Excellence in Claims/Loss Prevention Award and the Excellence in Security Award in the same year, which ABF accomplished twice. ABF provides guaranteed service for expedited or time-definite shipments via its TimeKeeper® service. Regional shipments are handled via the carrier’s RPM® Network, providing next-day and second-day shipping. The ABF system stretches throughout North America, with local service centers serving all 50 states, Canada, Mexico, Guam, and Puerto Rico. Globally, the carrier serves 250 ports in more than 130 countries. ABF is the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS).

About Arkansas Best Corporation

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America.  More information is available at arkbest.com and abf.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995:  Statements contained in this press release that are not based on historical facts are “forward-looking statements.”  Terms such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements.  Such statements are by their nature subject to uncertainties and risk including, but not limited to, recessionary economic conditions; competitive initiatives, pricing pressures and effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, the impact of any limitations on our customers’ access to adequate financial resources; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best Corporation’s subsidiaries; future costs of operating expenses such as fuel and related taxes; self-insurance claims and insurance premium costs; relationships with employees, including unions; union and non-union employee wages and benefits, including changes in required contributions to multiemployer pension plans; governmental regulations and policies; future climate change legislation; costs of continuing investments in technology; the timing and amount of capital expenditures; the cost, integration and performance of any future acquisitions; and other financial, operational and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission (“SEC”) public filings.

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